SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, D.C. 20549

                                __________________

                                     FORM 8-K

                                  CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of report (Date of earliest event reported):  June 19, 1996

                       SYNAPTIC PHARMACEUTICAL CORPORATION
               (Exact Name of Registrant as Specified in Charter)

                                    Delaware
                 (State or Other Jurisdiction of Incorporation)

              0-27324                                22-285-9704
     (Commission File Number)            (I.R.S. Employer Identification No.)

                                 215 College Road
                         Paramus, New Jersey  07652-1431
          (Address of principal executive offices, including zip code)

       Registrant's telephone number, including area code:  (201) 261-1331


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Item 5.     Other Events

     On June 19, 1996, Synaptic Pharmaceutical Corporation issued a press release announcing that it and Ciba-Geigy Limited had entered into a new agreement which extends the term of their collaboration and expands the scope of their joint research, development and licensing agreement in the area of obesity and eating disorders. A copy of the press release is attached as Exhibit 99 to this Form 8-K and incorporated by reference herein.


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Item 7.     Exhibits

99     Press Release dated June 19, 1996...........................Page 4



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                                                                      EXHIBIT 99


FOR IMMEDIATE RELEASE                 Contact:  Robert L. Spence
                                                Synaptic Pharmaceutical
                                                (201) 261-1331, ext. 121

Douglas Johnson, Ph.D.                          Rainer von Mielecki
GreenTree Communications                        Ciba-Geigy Limited
(800) 428-8796                                  011 41 61/696 59 61


                  CIBA AND SYNAPTIC PHARMACEUTICAL CORPORATION EXTEND
               THEIR JOINT RESEARCH COLLABORATION IN THE AREA OF OBESITY

BASLE, SWITZERLAND and PARAMUS, N.J., June 19, 1996 -- Ciba Geigy Limited and Synaptic Pharmaceutical Corporation, Paramus, New Jersey, USA, announced today that they have signed an agreement that extends their collaboration and expands the scope of their joint research, development and licensing agreement in the area of obesity/eating disorders.

"Ciba is very pleased about the successful joint collaboration with Synaptic Pharmaceutical Corporation, the substantial progress made in this program and the leading position both companies have gained in this specific drug discovery approach," said Pierre Douaze, worldwide Head of Ciba's Pharmaceuticals Division. "The outstanding achievements of the joint project team were recently acknowledged by the granting of Ciba's Annual Pharma Research Award to the scientists involved from Ciba as well as from Synaptic."

Ciba's Pharma Research Prize is awarded annually to a Ciba project that is judged to be the highest in scientific quality and innovation and, in addition, offers significant therapeutic potential. This year is the first time that the prize winners include scientists from an external partner. Representatives of the research team from Ciba-Geigy and Synaptic Pharmaceutical participated in a ceremony in Basle on June 11, 1996 to honor the recipients of this year's prize.

Dr. Kathleen P. Mullinix, President of Synaptic, said, "The collaboration between Ciba and Synaptic has been extremely productive. We are very pleased to work with such an excellent partner, to participate in Ciba's research prize, and to expand the scope and extend the term of our alliance."


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The agreement gives Ciba world-wide rights to develop, manufacture and market any medicines for the indications obesity/eating disorders and cardiovascular diseases which result from the project. In exchange for these rights Synaptic will receive milestone and royalty payments. In addition, Ciba funds research and has made equity investments in Synaptic, the latest during the recent public offering of Synaptic. Financial specifics were not disclosed.

The joint research has focused on the development of small molecules that act on Neuropeptide Y receptors. In laboratory tests NPY, a peptidic neurotransmitter, produced by the body, has been shown to be a potent feeding stimulator. Drugs specifically designed to act on NPY receptors may, therefore, offer a way to treat obesity and eating disorders. The new agreement, with an expanded scope, also allows for research on additional, undisclosed targets for the treatment of obesity.

Initial research has utilized Synaptic Pharmaceutical's proprietary human receptor-targeted drug design technology. This technology involves the discovery and cloning of human receptors, their incorporation into proprietary drug discovery systems and the use of these systems for the identification of substances that are highly selective for these receptors. To date, Synaptic has discovered several NPY receptor subtypes that are being used for drug discovery by Ciba's scientists.

Synaptic Pharmaceutical Corporation, based in Paramus, New Jersey, was founded in 1987 to produce a new generation of neurologically active drugs through the use of its human receptor-targeted drug design technology. To date, Synaptic Pharmaceutical researchers have cloned the genes for a wide variety of receptor targets and have incorporated them into Synaptic's drug discovery systems. The company has established drug discovery programs focused on many of these systems both independently and in collaboration with other pharmaceutical companies.

Ciba-Geigy Limited, based in Switzerland, is one of the world's leading biological and chemical companies. The Pharma Division is dedicated to discovering, developing, manufacturing and marketing innovative pharmaceuticals to meet unmet medical needs and improve quality of life. In 1995, the Pharma Division had sales of CHF 5,828 million. It has affiliates, joint ventures, scientific offices and agencies in more than 150 countries and maintains pharmaceutical research centers in Switzerland, the United States and the United Kingdom. The Ciba group, with total 1995 sales of CHF 20,699 million, is dedicated to satisfying needs in healthcare, agriculture and industry with innovative, value-adding products and services.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 20, 1996
                                      SYNAPTIC PHARMACEUTICAL CORPORATION
                                      (Registrant)


                                      By:     /s/ Robert L. Spence
                                      Name:   Robert L. Spence
                                      Title:  Chief Financial Officer
                                              and Treasurer


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